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                                                                                                             Exhibit 12
                                           American Home Products Corporation
                                  Computation of Ratio of Earnings to Fixed Charges (3)
                                      (Thousands of dollars, except ratio amounts)


                                                                         Years Ended December 31,
                                                 -----------------------------------------------------------------------
                                                     2000           1999           1998           1997           1996
                                                 -----------    -----------     ----------     ----------     ----------

Earnings

Income (loss) from continuing operations before
  federal and foreign taxes (2)                  ($1,101,040)   ($1,907,299)    $3,089,936     $2,364,753     $2,398,866

Add:
  Fixed charges                                      324,887        403,694        371,986        513,860        601,927

  Minority interests                                  26,784         30,301            620          2,421         13,677

  Distributed equity income                                -              -            771              -              -

  Amortization of capitalized interest                 1,917          1,803          1,487          1,057          5,621


Less:
  Equity income                                       55,991          2,122           473           9,777          8,448

  Capitalized interest                                43,303         15,375          9,497         12,898              -
                                                 -----------    -----------     ----------     ----------     ----------

Total earnings (loss) as defined                   ($846,746)   ($1,488,998)    $3,454,830     $2,859,416     $3,011,643
                                                 ===========    ===========     ==========     ==========     ==========


Fixed Charges:

  Interest and amortization of debt expense         $238,840       $343,271       $322,970       $461,370       $571,414

  Capitalized interest                                43,303         15,375          9,497         12,898              -

  Interest factor of rental expense (1)               42,744         45,048         39,519         39,592         30,513
                                                 -----------    -----------     ----------     ----------     ----------

    Total fixed charges as defined                  $324,887       $403,694       $371,986       $513,860       $601,927
                                                 ===========    ===========     ==========     ==========     ==========


Ratio of earnings to fixed charges (2)                   -              -              9.3            5.6            5.0


(1)  A 1/3 factor was used to compute the portion of rental expenses deemed representative of the interest factor.

(2)  The results of operations for the year ended December 31, 1999 are inadequate to cover total fixed charges as defined. The coverage deficiency for the year ended December 31, 1999 is $403,694. Excluding the charge for the REDUX and PONDIMIN diet drug litigation of $4,750,000, the pro forma ratio of earnings to fixed charges would be 8.1 for the year ended December 31, 1999.

     The results of operations for the year ended December 31, 2000 are inadequate to cover total fixed charges as defined. The coverage deficiency for the year ended December 31, 2000 is $324,887. Excluding the charge for the REDUX and PONDIMIN diet drug litigation of $7,500,000, the gain on sale of Immunex common stock of
     $2,061,204 and the Warner-Lambert Company termination fee of $1,709,380, the pro forma ratio of earnings to fixed charges would be 8.9 for the year ended December 31, 2000.

(3)  Amounts have been restated to reflect the Cyanamid Agricultural Products business as a discontinued operation.

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